  Exhibit 10.3

GRANT-BACK LICENSE AGREEMENT

This License Agreement (this “Agreement”) is entered into as of November 15, 2019 (the “Effective Date”) between IOTA COMMUNICATIONS, INC., a Delaware corporation, (“Licensor”), and LINK LABS, INC. , a Delaware company (“Licensee”). “Party” means Licensor or Licensee, as the context requires, and “Parties” means Licensor and Licensee.

RECITALS

A.
Licensor and Licensee are parties to a certain Asset Purchase Agreement dated as of November 15, 2019 (“Purchase Agreement”) pursuant to which Licensee is selling certain Acquired Assets (as defined in the Purchase Agreement) to Licensor (as defined below).

B.
Execution and delivery of this Agreement is a condition to Closing under the Purchase Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AGREEMENT

1.
DEFINITIONS. As used in this Agreement, capitalized terms have the meanings given in this Section 1 or elsewhere in this Agreement. Capitalized terms used but not defined in this Agreement have the meanings given in the Purchase Agreement. Unless otherwise specified, references to Sections refer to Sections of this Agreement.

1.1.
“Affiliate” is defined in the Purchase Agreement.

1.2.
“Change in Control” of Licensee means (a) any consolidation or merger of Licensee with or into any other entity in which the holders of such Licensee’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of Licensee representing a majority of the voting power of all of Licensee’s outstanding voting securities to an acquiring party or group; (c) the sale of all or substantially all of Licensee’s assets; or (d) any series of related transactions that would fall within clause “(a),” “(b),” or “(c)” above if viewed as a single transaction.

1.3.
“Field of Use” means: (a) all fields outside of the IOTA Exclusive Business.

1.4.
“Exclusive License Term” means five (5) years from the Effective Date of this Agreement.

2.
LICENSE AND RELATED OBLIGATIONS.

2.1.
License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates, solely in the Field of Use, during the Exclusive License Term, a world-wide, irrevocable, royalty-free, exclusive license to the Purchased Intellectual Property (as defined in the Purchase Agreement) that is assigned to Licensor by Licensee under the Purchase Agreement, to (a) use, copy, license, sublicense, distribute directly and indirectly, market, sell, offer for sale, import, export, and create and own derivative works of the Purchased Intellectual Property and products and services incorporating or based on such Purchased Intellectual Property, and to do any of the foregoing with respect to derivative works of such Purchased Intellectual Property. At the end of the Exclusive License Term, the foregoing license grant shall become perpetual, irrevocable, and non-exclusive in the Field of Use.

2.2.
License Restrictions. Licensee shall not use, copy, or distribute any Purchased Intellectual Property or products or services incorporating the Purchased Intellectual Property outside the Field of Use. For end user licenses, Licensee shall ensure that end user license agreements shall not include any terms that (i) encumber the Purchased Intellectual Property, (ii) permit use outside the scope of the Field of Use (iii) permit reverse engineering or attempts to discover the source code of any software included in the Purchased Intellectual Property.

2.3.
Proprietary Rights. The Licensed Products and all Purchased Intellectual Property therein, are the exclusive property of Licensor on and after the Effective Date. All rights in and to the Licensed Products not expressly granted to Licensee in this Agreement are reserved by Licensor. Except as expressly provided in Section 2.1, nothing in this Agreement confers, by implication, estoppel, or otherwise, upon Licensee, a license or other rights in or to any Rights of Licensor or its Affiliates. If either Licensee or any of its Affiliates or Licensor or any of its Affiliates creates or develops any modification or derivative works of the Purchased Intellectual Property or products or services incorporating the Purchased Intellectual Property, such modification or derivative work shall be owned by the respective party that made the modification or derivative work.

2.4.
No Service Obligations. Licensor is not required to provide any maintenance, support, or other services with respect to the Purchased Intellectual Property licensed under this Agreement.

3.
FEES. No fees or payments shall be required under this Agreement.

4.
WARRANTY; DISCLAIMER.

4.1.
Mutual Representations and Warranties. Each Party represents and warrants that it has full corporate right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement.

4.2.
DISCLAIMER. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE LICENSED PRODUCTS WERE ORIGINALLY OWNED AND DEVELOPED BY LICENSEE, AND LICENSEE BEARS ALL RISK WITH RESPECT TO THE LICENSED PRODUCTS. THE LICENSED PRODUCTS AND LICENSES GRANTED HEREIN ARE PROVIDED "AS-IS" AND EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4.1, LICENSOR AND ITS AFFILIATES MAKE NO WARRANTIES, WHETHER EXPRESS, IMPLIED, OR STATUTORY, REGARDING THE LICENSED PRODUCTS, THE LICENSES GRANTED HEREIN, OR ANY OTHER TECHNOLOGY, MATERIALS OR SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT OF THIRD-PARTY RIGHTS.

5.
LIMITATION OF LIABILITY. In no event will either party be liable to the other for any lost profits or revenues or any consequential, indirect, punitive, exemplary, special, or incidental damages arising from or relating to this Agreement or the Purchased Intellectual Property, or any other rights, technology, materials, or services provided hereunder, whether in contract or tort or otherwise, even if a party knew or should have known of the possibility of such damages. Each party’s total cumulative liability arising from or relating to this Agreement or the Licensed Products, or any other rights, technology, materials, or services provided hereunder will not exceed one thousand United States Dollars (US $1,000). The Parties acknowledge that the terms of this Section 6 reflect the allocation of risk set forth in this Agreement and that the Parties would not enter into this Agreement without these limitations of liability.

6.
GENERAL.

6.1.
Notice. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered and given on receipt (or when delivery is refused) if delivered (a) by hand, or (b) by courier or express delivery service, or (c) by facsimile (with a copy sent by postage prepaid first-class mail) to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party may have specified in a written notice to the other Party):

If to Licensor, to:

IOTA Communications, Inc.
540 Union Square
New Hope, Pennsylvania 18938
Attention: Chief Executive Officer

With a copy to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor
Iselin, New Jersey 08830
Attention: Scott Rapfogel

If to Licensee, to:
Link Labs, Inc.
130 Holiday Court, Suite 100
Annapolis, MD 21401
Attn: Chief Executive Officer

With a copy to:

Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Andrew M. Ray, Esq.

6.2.
Governing Law; Venue. This Agreement will be construed in accordance with and governed in all respects by the laws of the United States of America and the State of Delaware without regard to any conflicts of law principles that would result in application of laws of any other jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in any state court located in the state of Delaware or any federal court located in the state of Delaware. Each Party expressly and irrevocably consents and submits to the jurisdiction of each such state and federal court (and each appellate court located in the state of Delaware in connection with any such legal proceeding.

6.3.
Export Compliance. Licensee shall comply with all applicable export and import control laws and regulations. In particular, Licensee shall not export or re-export any Licensed Products without all required U.S. and foreign government licenses.

6.4.
Assignment. Licensee shall not assign this Agreement without the prior written consent of Licensor; provided, however, that Licensee may assign or transfer any of its rights under this Agreement or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without consent to an Affiliate or in connection with a transaction involving the sale or transfer of all or substantially all of Licensee’s assets.

6.5.
Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

6.6.
Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.

6.7.
Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections” are intended to refer to sections of this Agreement. This Agreement may be executed in several counterparts, each of which will be considered an original and which together will be considered one and the same agreement.

6.8.
Entire Agreement; Amendments. This Agreement, including the Exhibits referred to herein (which are part of this Agreement), and the Purchase Agreement contain the entire understanding of the Parties relating to the subject matter hereof and supersede all prior or contemporaneous agreements, communications, and understandings between the Parties (whether written or oral) relating to the subject matter hereof. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument that specifically refers to this Agreement and the Parties’ intention to modify it and that is duly executed and delivered on behalf of both Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

IOTA COMMUNICATIONS, INC.:	LINK LABS, INC.:
By:/s/ Terrence DeFranco	By:/s/ Robert Proctor
Name: Terrence DeFranco	Name: Robert Proctor
Title: Chief Executive Officer	Title: Chief Executive Officer